Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Announces January 2007 and Fiscal Year 2006 Sales Results

- Company Also Announces Estimate For Record Fiscal 2006 Earnings -

New York, New York, February 8, 2007 – AnnTaylor Stores Corporation (NYSE: ANN) today announced its sales results for the month of January 2007 and the full fiscal year 2006. The Company noted that fiscal 2006 represented a 53-week period, while fiscal 2005 represented a 52-week period.

For the five-week period ended February 3, 2007, net sales increased 21.0% to $149.9 million, compared with net sales of $123.9 million for the four-week period ended January 28, 2006. By division, net sales for Ann Taylor were up 10.5% to $61.0 million in January 2007, compared with net sales of $55.2 million in January 2006. For Ann Taylor LOFT, net sales were up 20.1% to $67.7 million in January 2007, compared with net sales of $56.3 million in January 2006.

Comparable store sales for the four-week period ended January 27, 2007 declined 10.2%, compared with a comparable store sales increase of 10.9% for the four-week period ended January 28, 2006. By division, comparable store sales decreased 13.0% for Ann Taylor in the January 2007 period, compared with an increase of 15.7% in the prior year. For Ann Taylor LOFT, comparable store sales decreased 12.5% in January 2007, compared with an increase of 8.4% in the prior year.

Commenting on the January sales results, Ann Taylor President & Chief Executive Officer Kay Krill stated, “January was clearly a disappointing month from a comparable store sales perspective. However, our Ann Taylor division continued to experience strength in full-price sales and increased gross margin versus the prior year, while LOFT, on the other hand, continued to experience weakness. The soft January comp at Ann Taylor was directly related to not offering the 40% off promotional event we ran last January due to this year’s healthy inventory position. Ann Taylor’s full-price product performed very well for the month, with strong comp performance achieved across most categories. At LOFT, we continued to struggle with our full-price assortment, which was not wear now and did not offer enough updated classics. The division also aggressively promoted Fall and Holiday product throughout the month. As we enter fiscal 2007, we are pleased with our Spring product for Ann Taylor, and we believe that LOFT will continue to be challenged by both a lack of wear now product and updated classics during the Spring season.”

ANNTAYLOR

For the full fiscal year 2006, net sales increased 13.0% to $2,342.9 million, versus net sales of $2,073.1 million for the full fiscal year 2005. By division, net sales for Ann Taylor were up 4.4% to $912.8 million in fiscal 2006, compared with $873.9 million in fiscal 2005. For Ann Taylor LOFT, net sales were up 15.6% to $1,146.5 million in fiscal 2006, compared with $991.9 million in fiscal 2005.

Comparable store sales for the 52-week period ended January 27, 2007 increased 2.8%, compared with a comparable store sales increase of 0.1% for the 52-week period ended January 28, 2006. By division, comparable store sales increased 3.1% for Ann Taylor in fiscal 2006, compared with an increase of 0.6% in fiscal 2005. For Ann Taylor LOFT, comparable store sales increased 1.9% in fiscal 2006, compared with a decrease of 0.3% in fiscal 2005.

Commenting on the full year results, Kay Krill continued, “We are pleased with our overall performance in fiscal 2006, and we continue to expect the year to be a record one. Our Ann Taylor division had a very strong year, as did our Factory and Online businesses. At Ann Taylor, the division’s success throughout the year in providing clients with a better product assortment resulted in increased full-price sales and higher margins. Our LOFT division had a terrific first half this past year, but the momentum stalled in the back half, as our product mix was too heavily focused on fashion versus updated classics. Nevertheless, the progress we made all year in strengthening the Company’s overall business and improving our margin structure enabled us to deliver a year of record financial performance.”

The Company indicated that, for the full fiscal year 2006, it expects diluted earnings per share to be in the range of $1.95 to $1.98, marking the best earnings performance in the Company’s history.

About Ann Taylor

Ann Taylor is one of the country's leading women's specialty retailers, operating 856 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of October 28, 2006.

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company's ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

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risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•

the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption; and

•	the impact of the Company’s Ann Taylor Factory business strategy.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

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Contact:

Maria Sceppaguercio

SVP, Communications & Investor Relations

Ann Taylor Stores Corporation

(212) 457-2199